Exhibit 5.1

ATER WYNNE LLP

Suite 900

1331 NW Lovejoy Street

Portland, OR 97209-3280

503-226-1191

Fax 503-226-0079

www.aterwynne.com

August 28, 2013

Board of Directors

Northwest Pipe Company

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

Gentlemen:

In connection with the registration of 600,000 shares of common stock (the “Common Stock”), of Northwest Pipe Company, an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on August 28, 2013, and the proposed offer and sale of such shares of Common Stock pursuant to the terms of the Northwest Pipe Company 2007 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Stock Incentive Plan have been duly authorized and when such shares have been delivered against payment therefor as contemplated by the Stock Incentive Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.

Very truly yours,

/s/ Ater Wynne LLP
Ater Wynne LLP